Exhibit 99.1

Edge Therapeutics Announces Closing of Initial Public Offering and Full Exercise of Over-Allotment Option

Berkeley Heights, N.J. October 6, 2015 — Edge Therapeutics, Inc. (Nasdaq: EDGE) (“Edge”) today announced the closing of its initial public offering of 8,412,423 shares of its common stock at an initial public offering price of $11.00 per share, before underwriting discounts and commissions, including 1,097,272 shares of common stock sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares at the same price to cover over-allotments.  All of the shares of common stock were offered by Edge. As a result, aggregate net proceeds to Edge, after underwriting discounts and commissions and other estimated offering expenses, were approximately $83.3 million.

Leerink Partners and Credit Suisse acted as joint book-running managers for the offering.  Guggenheim Securities and JMP Securities acted as co-managers.  The offering was made only by means of a prospectus. A copy of the final prospectus related to the offering has been filed with the Securities and Exchange Commission and may be obtained from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by email at syndicate@leerink.com, or by phone at (800) 808-7525, ext. 6124, or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, or by telephone at (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com.

A registration statement relating to the securities being sold in the offering was declared effective by the Securities and Exchange Commission on September 30, 2015. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Edge Therapeutics

Edge Therapeutics, Inc. is a clinical-stage biotechnology company that discovers, develops and seeks to commercialize novel, hospital-based therapies capable of transforming treatment paradigms in the management of acute, life-threatening neurological conditions. EG-1962, our lead product candidate, has the potential to fundamentally improve patient outcomes and transform the management of aneurysmal subarachnoid hemorrhage, or aSAH, which is bleeding around the brain due to a ruptured brain aneurysm. EG-1964, our second product candidate, is being evaluated as a potential prophylactic treatment in the management of chronic subdural hematoma, to prevent recurrent bleeding on the surface of the brain. For additional information about Edge Therapeutics, please visit www.edgetherapeutics.com.

Investor Contact:

Allison Wey
Edge Therapeutics, Inc.
Tel: 1-800-208-EDGE (3343)
Email: awey@edgetherapeutics.com